Exhibit 12(d)

FORM OF PURCHASE AGREEMENT

BlackRock Funds II (the “Trust”), a Massachusetts business trust, on behalf of its series BlackRock Dynamic High Income Portfolio (the “Fund”), and BlackRock Holdco 2, Inc. (“Holdco 2”), a Delaware limited liability company, hereby agree as follows:

1. The Trust hereby offers Holdco 2 and Holdco 2 hereby purchases [    ] shares (the “Shares”) of each of the Investor A, Investor C and Institutional Share Classes of the Fund for $[        ] per Share. The Trust hereby acknowledges receipt from Holdco 2 of funds in full payment for the foregoing Shares.

2. Holdco 2 represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3. The names “BlackRock Funds II” and “Trustees of BlackRock Funds II” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust, as may be amended from time to time. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the [    ] day of [            ], 2014.

BLACKROCK FUNDS II, on behalf of BlackRock Dynamic High Income Portfolio

By:
Name: [ ]
Title: [ ]

BLACKROCK HOLDCO 2, INC.

By:
Name: [ ]
Title: [ ]